Exhibit 5.1

August 29, 2007

American Enterprise Development Corporation
2544 Tarpley Rd., Suite 104
Carrollton, Texas 75006

Re:        Registration Statement on Form S-8

Dear Ladies and Gentlemen:

        We have acted as counsel to American Enterprise Development Corporation, a Texas corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to six million shares of the Company's common stock, $0.0003 par value per share (the "Shares"), which are to be issued pursuant to the Company's 2007 Stock Incentive Plan (the "Stock Plan").

        In connection with this opinion, we have examined and relied upon copies, certified or otherwise identified to our satisfaction, of: (i) the Stock Plan; (ii) an executed copy of the Registration Statement; (iii) the Company's Amended and Restated Articles of Incorporation and Bylaws; and (iv) the minute books and other records of corporate proceedings of the Company, as made available to us by officers of the Company, and have reviewed such matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

        For purposes of this opinion we have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to certain factual matters material to the opinion expressed herein, we have relied to the extent we deemed proper upon representations, warranties and statements of officers and other representatives of the Company. We are admitted to practice in the State of Colorado, and we express no opinion as to matters governed by any laws other than the laws of the State of Colorado, the General Corporation Law of the State of Texas and the Federal laws of the United States of America. Without limiting the foregoing, we express no opinion with respect to the applicability thereto or effect of municipal laws or the rules, regulations or orders of any municipal agencies within any such state.

        Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that the Shares have been duly and validly authorized, and when issued pursuant to the terms of the Stock Plan, will be validly issued, fully paid and non-assessable.

        This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present corporation laws of the State of Texas or the federal laws of the United States of America be changed by legislative action, judicial decision or otherwise.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

        This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ PATTON BOGGS LLP